New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporation)

Pursuant to the provisions of Sections 14A:9-1 (2), 14A:9-1 (2)(d), 14A:9-1 (2)(i) and 14A7-15.1, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation, dated March 26, 2002, as amended:

1. The name of the Corporation is:

   Akers Biosciences, Inc.

2. The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors of the corporation on the 22nd day of November, 2019.

   Resolved that Article Four of the Amended and Restated Certificate of Incorporation be amended by adding the following new paragraph:

   "The Corporation combined and converted its outstanding shares of common stock, no par value, by dividing the number of shares of common stock outstanding by 8. In connection therewith, the total number of shares of common stock, without par value, which the Corporation shall have the authority to issue shall be divided by 8.

   The Corporation then combined and converted its outstanding shares of common stock, no par value, by dividing the number of shares of common stock outstanding by 24. In connection therewith, the total number of shares of common stock, without par value, which the Corporation shall have the authority to issue shall then be divided by 24. After both divisions, the Corporation shall have the authority to issue 2,604,167 shares of common stock.

   The amendments to the certificate of incorporation which combined and converted the outstanding shares of common stock and the total number of shares of common stock which the Corporation was authorized to issue will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share dividend, division or combination exceeding the percentage of authorized shares that was unissued before the share dividend, division or combination."

3. The number of shares outstanding at the time of the adoption of the amendment was: 12,520,208.

   The total number of shares entitled to vote thereon was: 0

4. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of November 25, 2019 at 8:00 a.m. Eastern Time.

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Howard R. Yeaton
Chief Executive Officer

Dated this 22nd day of November, 2019